Exhibit 99.1

BioSpecifics Technologies Corp. Announces Initiation of Phase 2 Clinical Study of CCH for Treatment of Lipoma

LYNBROOK, NY – August 8, 2014 - BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and XIAPEX® in the EU, announced today that it has injected the first patient in its placebo-controlled Phase 2 clinical trial of CCH for the treatment of lipoma. The Company expects to complete patient enrollment in this trial during the first quarter of 2015.

“Our initiation of this Phase 2 placebo-controlled clinical trial of CCH in patients with lipoma represents another important development milestone for BioSpecifics as we further advance our pipeline and continue to uncover the vast potential of injectable collagenase,” commented Thomas L. Wegman, President of BioSpecifics. “Lipomas are common and affect 2% of the total human population. We hope to build upon the positive clinical data reported earlier this year, and to make progress toward potentially offering a nonsurgical therapy to patients with this condition.”

The Phase 2 clinical trial is a randomized, double-blind, placebo-controlled study to assess the safety and efficacy of CCH for the treatment of lipoma. Lipomas are encapsulated benign fatty tumors often detected as bulges under the skin. The study will be conducted at two centers in the U.S. and is expected to enroll 20 adult men and women presenting with at least two benign lipomas of similar size. Subjects will be randomized to have two lipomas treated in immediate succession; one with CCH and one with placebo.

The primary endpoint of the Phase 2 clinical trial is the reduction in the measureable surface area of the target lipomas, as determined by caliper, at six months post injection. The secondary efficacy endpoints include responders at six months post injection who show a ≥50% decrease in lipoma surface area relative to baseline between CCH and placebo, the change in the length of the target lipoma, the relative change in lipoma surface area as measured by caliper at one month and three months, and the relative change in lipoma volume as measured by MRI. The study will also gather qualitative lipoma characteristics and an assessment of patient satisfaction through a questionnaire administered to each subject prior to injection and at each follow-up visit.

BioSpecifics’ strategic partner Auxilium Pharmaceuticals, Inc. (Auxilium) has the option to license development and marketing rights to this indication based on a full analysis of the data from this Phase 2 clinical trial, which would transfer responsibility for the future development costs to Auxilium and trigger an opt-in payment and potential future milestone and royalty payments from Auxilium to BioSpecifics.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Auxilium has the following partnerships outside the United States for XIAFLEX; Swedish Orphan Biovitrium AB has marketing rights for XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries, and pending applicable regulatory approvals for the treatment of Dupuytren's contracture and Peyronie's disease in each region, Actelion Pharmaceuticals Ltd. has rights in Canada and Australia and Asahi Kasei Pharma Corporation in Japan. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is testing CCH for frozen shoulder syndrome in a Phase 2b study and also for cellulite in a Phase 2a study. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements”. The forward-looking statements in this release include statements concerning, among other things, clinical data received from the Phase 2 trial of CCH in patients with human lipoma; commercialization of CCH in human lipoma; timing for patient enrollment and the number of patients in the Phase 2 trial of CCH for the treatment of human lipoma; Auxilium’s option to license development and marketing rights for the human lipoma indication; and potential receipt of opt-in, milestone and royalty payments. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our’ current expectations and our projections about future events< and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct>. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Auxilium and its partners, Asahi Kasei Pharma Corporation, Actelion Pharmaceuticals Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma and uterine fibroids, all of which will determine the amount of milestone, royalty, mark-up on cost of goods sold and sublicense income BioSpecifics may receive; the potential of CCH to be used in additional indications; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this release and, except as may be required by law, we assume no obligation to update these forward-looking statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com